Exhibit 23.2

                 Consent of Independent Auditors'




The Board of Directors
Unique Mobility, Inc:


We consent to the incorporation by reference in the registration statements (Nos. 33-61166, 33-63399, 333-01919, 333-13883 and 333-23843) on Form S-3 and
in the registration statements (Nos. 33-23113, 33-24071, 33-34612, 33-35055,
33-34613, 33-41325, 33-64852, 34-47454, 33-81430, and 33-92288) on Form S-8
of Unique Mobility, Inc. of our report dated January 16, 1997 relating to the balance sheets of Taiwan UQM Electric Co., Ltd. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the March 31, 1997 Annual Report on Form 10-K of Unique Mobility, Inc.


                                   Horwath & Co.


Taipei, Republic of China
June 25, 1997